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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in this prospectus of Candela Corporation for the Pre-effective Amendment No. 4 to Form S-1 (File No. 333-78339) of our report dated July 29, 1998, except for the information in the third paragraph of Note 6, for which the date is August 7, 1998, relating to the consolidated financial statements of Candela Corporation and its Subsidiaries as of June 27, 1998 and June 28, 1997, and for each of the three years in the period ended June 27, 1998, which appears in such prospectus. We also consent to the use in this prospectus of our report on the Financial Statement Schedule, which appears in Schedule II(b) and to the reference to us under the heading "Experts" in such prospectus.

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 15, 1999